CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
KWest Investment International Ltd.:

We hereby consent to the inclusion in this Registration Statement on Form S-1/A #7, of our report dated August 7, 2012 of KWest Investment International Ltd., relating to the financial statements as of April 30, 2012 and April 30, 2011, for each of the years ended in the two year period ended April 30, 2012, and to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ K. R. Margetson Ltd.

Chartered Accountants
North Vancouver, BC
September 11, 2012